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                                   Exhibit 16

June 12, 2001

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for VirtualFund.com, Inc. and, under the date of September 19, 2000, we reported on the consolidated financial statements of VirtualFund.com, Inc. and subsidiaries as of and for the year ended June 30, 2000. On June 5, 2001, we resigned. We have read VirtualFund.com, Inc.'s statements included under Item 4 of its Form 8-K dated June 12, 2001, and we agree with such statements.


Very truly yours,


/s/ KPMG LLP